Exhibit 99.1

Western Alliance Bank Announces Pricing of $225 Million
Subordinated Notes Offering

May 21, 2020

PHOENIX--Western Alliance Bank (the “Bank”), the wholly-owned banking subsidiary of Western Alliance Bancorporation (NYSE: WAL), today announced the pricing of $225 million aggregate principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The notes have an initial fixed interest rate of 5.25%, payable semi-annually. From and including June 1, 2025, the Notes will bear interest at a floating rate per annum equal to a benchmark rate, which is expected to be three-month SOFR plus a spread of 512 basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on May 22, 2020, subject to the satisfaction of customary closing conditions. The Bank intends to use the net proceeds of the offering for general corporate purposes, which may include providing capital to support growth and capital adequacy and the repayment, redemption or repurchase of existing indebtedness. The Bank may redeem the Notes, in whole or in part, at any time on June 1, 2025, and on every interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to but excluding the date of redemption. The Notes were issued at a price of 100% of their face amount.

Piper Sandler & Co., J.P. Morgan Securities LLC and Keefe, Bruyette and Woods, A Stifel Company, acted as bookrunners in the Notes offering.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold only to institutional accredited investors within the meaning of the Securities Act. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Western Alliance Bancorporation
With more than $25 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The Company has ranked in the top 10 on the Forbes “Best Banks in America” list for five consecutive years, 2016-2020, and was recognized as the #1 best performing of the 50 largest public U.S. banks in 2019 by S&P Global Market Intelligence. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their growth ambitions with local teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. A national presence with a regional footprint, Western Alliance Bank operates individually branded, full-service banking divisions and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Contacts
Western Alliance Bancorporation
Dale Gibbons
602-952-5476